                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0104
                                                  Expires:            12-31-2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

            U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C.
                                      20549

                                    FORM 3/A

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

    Buther                              Louis

--------------------------------------------------------------------------------
   (Last) (First) (Middle)

       205 Ridgefield Avenue
--------------------------------------------------------------------------------
                                    (Street)

       South Salem                   NY                    10590
--------------------------------------------------------------------------------
   (City) (State) (Zip)

--------------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

     December 30, 2002
--------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     ###-##-####
--------------------------------------------------------------------------------
4.   Issuer Name AND Ticker or Trading Symbol

     Emergent Group, Inc. "EMGR"
--------------------------------------------------------------------------------
5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [  ]  Director                             [  ] 10% Owner
     [(1)]  Officer (give title below)          [(1)]Other (specify below)
--------------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

        12/30/02
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                          3. Ownership Form:
                               2. Amount of Securities       Direct (D) or
1. Title of Security              Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     (Instr. 4)                 (Instr. 5)            (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                   5,975,569 (1)                  D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1473 (3-99)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)

================================================================================



                                                3. Title and Amount of Securities                     5. Owner-
                                                   Underlying Derivative                                 ship
                                                   Security                                              Form of
                       2. Date Exercisable        (Instr. 4)                                             Derivative
                          and Expiration Date     --------------------------------- 4.    Conver-        Security:
                         (Month/Day/Year)                                  Amount         sion or        Direct      6. Nature of
                         ----------------------                            or             Exercise       (D) or         Indirect
                         Date       Expira-                                Number         Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of             Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares         Security       (Instr.5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

On December 30, 2002, Louis Buther executed an employment agreement to become President of the Issuer. The agreement states that he shall not commence serving as president until the issuer is current with all reports required to be filed under the Securities Exchange Act of 1934, as amended. On December 30, 2002, BBJ Management, LLC entered into an agreement dated December 30, 2002, as amended February 12, 2003, to acquire 13,942,994 shares of the Issuer's Common Stock, including 5,975,569 shares which are owned by Mr. Buther and will be transferred to him shortly.

/s/ Louis Buther                                                         2-27-03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
                  LOUIS BUTHER



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                          Page 2